UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

July 31, 2006

MAGELLAN HEALTH SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

55 NOD ROAD
AVON, CONNECTICUT	06001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 507-1900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.              Completion of Acquisition or Disposition of Assets.

                On July 31, 2006, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 27, 2006, among Magellan Health Services, Inc. (“Magellan”), Green Spring Health Services Inc. (a wholly-owned subsidiary of Magellan) (“Green Spring”), Magellan Sub Co. II, Inc., ICORE Healthcare LLC (“ICORE”), a Delaware limited liability company, and Raju Mantena as representative of the unitholders of ICORE, Magellan Sub Co. II, Inc. (a wholly-owned subsidiary of Green Spring) merged with and into ICORE (the “Merger”).  As a result of the Merger, Magellan became the owner of all outstanding units of membership interest of ICORE, which will now operate as an indirect wholly-owned subsidiary of Magellan.

                As consideration for the Merger, Magellan paid a base price of approximately $210 million and a potential earn-out of $75 million for the benefit of ICORE’s unitholders, all of whom are members of ICORE’s management team.  Magellan may also be required to make a working capital adjustment payment for the benefit of ICORE’s unitholders as provided in the Merger Agreement.  The base price was payable in cash of $186 million and through a reinvestment in restricted stock of Magellan valued at $24 million, which stock will vest over three years, provided that the unitholders do not terminate their employment with Magellan or any subsidiary of Magellan.  The earn-out has two parts:  (i) up to $25 million based on earnings for the 18 month period ending December 31, 2007 and (ii) up to $50 million based on earnings in 2008.  The earn-out, if earned, is payable 33 percent in cash and 67 percent in restricted stock of Magellan that vests over two years after issuance.  Of the total amount of the base price, $25 million plus accrued interest will be deferred (the “Deferred Payment”) until the third anniversary of the closing date of the Merger, so as to be available to fund (i) potential working capital payments owing to Magellan and (ii) valid claims of indemnity Magellan may have against ICORE for losses sustained as a result of any breach that may be found to have occurred of a representation, warranty or covenant made by ICORE in or pursuant to the Merger Agreement, subject to certain limitations of time and amount on such indemnity claims.  Under certain circumstances relating to Magellan’s financial condition, such as its credit rating falling below a B or B2, Magellan will be required to deposit an amount equal to the Deferred Payment into an escrow account.

                ICORE is a privately held specialty pharmaceutical management firm headquartered in Orlando, Florida, which works with health plans to manage specialty drugs used in the treatment of cancer, multiple sclerosis, hemophilia, infertility, rheumatoid arthritis, chronic forms of hepatitis and other diseases.

                The Merger Agreement was filed as Exhibit 2.1 to Magellan’s quarterly report on Form 10-Q, which was filed on July 28, 2006, and is incorporated herein by reference.  On July 31, 2006, Magellan issued a press release announcing the completion of the Merger.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02.              Unregistered Sales of Equity Securities.

                In connection with the reinvestment in restricted stock of Magellan described in Item 2.01 above, the five unitholders of ICORE purchased an aggregate of 543,879 shares of Ordinary Common Stock of Magellan (the “Shares”) on July 31, 2006 at a purchase price per share equal to the average of the closing prices in trading on The Nasdaq Stock Market of the shares of Ordinary Common Stock over the 20 immediately preceding trading days, an aggregate purchase price of $24 million.  No commissions were paid in connection with the sale of the Shares.  As stated above, the Shares will vest over three years, provided that the unitholders do not terminate their employment with Magellan or any subsidiary of Magellan.  The Shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, because the offer and issuance of the Shares was in a transaction not involving any public offering.

Item 9.01.              Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

                Magellan will file financial statements of ICORE under cover of Form 8-K no later than 71 days after the date this Report is required to be filed.

(b) Pro forma financial information.

                Magellan will file pro forma financial information with respect to its acquisition of ICORE under cover of Form 8-K no later than 71 calendar days after the date this Report is required to be filed.

(d) Exhibits

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of June 27, 2006, among Magellan Health Services, Inc., Green Spring Health Services Inc., Magellan Sub Co. II, Inc., ICORE Healthcare LLC and Raju Mantena, as representative of the unitholders of ICORE, which was filed as Exhibit 2.1 to Magellan’s quarterly report on Form 10-Q, which was filed on July 28, 2006, and is incorporated herein by reference.

99.1	Registrant’s press release, dated July 31, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH SERVICES, INC.

Date: August 2, 2006	By:	/s/ Mark S. Demilio
		Name:	Mark S. Demilio
		Title:	Executive Vice President and Chief Financial Officer